Proxy Results

A special meeting of the Members of the TEI Fund was held on March 25, 2013 to consider approving the following proposals: (i) to change the TEI Fund’s classification from a “diversified” fund to a “non-diversified” fund (the “Reclassification”), as such terms are defined in the Investment Company Act of 1940, as amended, and (ii) to approve a new sub-investment advisory agreement (the “New Agreement”) between the Manager and the Sub-Adviser.

The following table illustrates the specifics of the vote with respect to the Reclassification:

	For	Against	Abstain

Net Asset Value	14,435,757	–	1,652,258

The following table illustrates the specifics of the vote with respect to the New Agreement:

	For	Against	Abstain

Net Asset Value	14,435,757	–	1,652,258

A joint special meeting of Members of the TEI Fund was held on March 28, 2013 to consider approving Irwin G. Barnet, Esq., Andrew S. Clare, Daniel A. Hanwacker, Jon C. Hunt, Vernon C. Kozlen, Jay C. Nadel, William R. Sweet and James R. Wolford (collectively, the “Candidates”) as members of the Board of Directors.

The following table illustrates the specifics of the vote with respect to the election of the Candidates:

	For	Against	Abstain

Units	2,985.20	–	347.23